EXHIBIT 4.4

       Agreement between the Company and Abe Peled, dated 1 December 1999

THIS AGREEMENT is made on 1 December, 1999 BETWEEN:

(1) NDS Group plc (registered number 1950497) whose registered office is at 1 Heathrow Boulevard, Building One, 286 Bath Road, West Drayton, Middlesex, UB7 0DQ, (the "Company"); and

(2)  ABRAHAM PELED of 28, Wynnstay Gardens, London W8 6UR (the "Executive").

IT IS AGREED as follows:

1.       INTERPRETATION
(1)      In this agreement:

         "Associated Company" means a body corporate which for the time being:

          (a) is a direct or indirect shareholder in the Company with an interest in the Company equal to or greater than twenty per cent. (20%); or

          (b) is a Subsidiary (other than the Company) or Holding Company of any such shareholder;

         "Board" means the board of directors of the Company and includes any duly authorised committee of the board;

         "Cause" means any of the reasons set forth under subclauses 11(2)(c) to (g);

         "Date of Termination" means (i) if the Executive's Appointment is terminated by his death, the date of his death, or (ii) if the Executive's Appointment is terminated pursuant to clause 11(2) or 11(3) of this agreement, the date specified in the Notice of Termination;

         "Group" means the Company and its Subsidiaries and Associated Companies for the time being and "Group Company" means any one of them;

         "Holding Company" means a holding company within the meaning of section 736 of the Companies Act 1985;

         "Notice of Termination" means a notice of termination of the Appointment, which shall indicate the specific termination provision in this agreement relied upon and shall set forth in full detail the facts and circumstances claimed to provide a basis for termination of the Executive's Appointment under the provision so indicated;

         "Recognised Investment Exchange" means any relevant EEA market as defined in the Financial Services Act 1986 (Investment
         Advertisements) (Exemptions) (No. 2) Order 1995 and any investment exchange specified in schedule 2 to that order;

         "Subsidiary" means a subsidiary within the meaning of section 736 of the Companies Act 1985; and

         "Working Day" means a day other than a Saturday, Sunday or bank or other public holiday in England.

(2) References in this agreement to a person include a body corporate and an unincorporated association of persons and references to a company include any body corporate or other entity.

(3) Any reference in this agreement to a statutory provision includes any statutory modification or re-enactment of it for the time being in force.

(4)  Subclauses (1) to (3) above apply unless the contrary intention appears.

(5)  The headings in this agreement do not affect its interpretation.

(6) Where appropriate, references to the Executive include his personal representatives.

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(7)  The terms set out in the Schedule in accordance with the requirements of the Employment Rights Act 1996 form part of this agreement.

2.       appointment

(1) The Company shall continue to employ the Executive and the Executive shall continue to serve the Company as its President and Chief Executive Officer, for the period and on the terms set out in this agreement (the "Appointment"). The Appointment shall be deemed to have taken effect on 1st December, 1999 (the "Commencement Date") and shall continue (subject to the terms of this agreement) for a period of three years from that date (the "Term"). Subject to the terms of this agreement, on the expiry of each year of the Term the Term shall continue to be extended for successive one-year periods unless either party provides the other party with at least twelve
     (12) months' prior written notice of such party's decision not to extend the Term then in effect.

(2) The Executive shall during the Term serve as a member of the Board and the board of directors of each Subsidiary of the Company, as required by the Board, in each case subject to and in accordance with the terms of the relevant company's articles of association.

3.       duties of executive

(1) The Executive shall use his best endeavours to promote and protect the interests of the Group and shall not do anything which is harmful to those interests.

(2) The Executive shall diligently and faithfully perform such duties and exercise such powers as may from time to time be assigned to or vested in him in relation to the conduct and management of the affairs of the Group by the Board.

(3) The Executive shall give to the Board such information regarding the affairs of the Group as it shall require and shall comply with all proper instructions of the Board.

(4) The Executive shall (unless prevented by ill-health or accident or otherwise directed by the Board) devote the whole of his time during normal business hours to the duties of the Appointment and such additional time as is necessary for the proper fulfilment of those duties. The Executive will perform those duties at such place or places in the United Kingdom, but shall extend to travel abroad when required by the Company.

(5) The Executive shall not accept any appointment to any office in relation to any body, whether corporate or not (other than a Group Company), or directly or indirectly be interested in any manner in any other business which is competitive with the business of the Company or prevents the Executive from performing his responsibilities under this agreement in a satisfactory manner except:

     (a) as holder or beneficial owner (for investment purposes only) of any class of securities in a company if those securities are listed or dealt in on a Recognised Investment Exchange and if the Executive (together with his spouse, children, parents and parents' issue) neither holds nor is beneficially interested in more than five per cent. of the securities of that class; or

     (b) with the consent in writing of the Board which may be given subject to any terms or conditions which the Board requires.

(6) The Executive shall not resign as an officer or director of any Group Company, except at the request or direction of the Board or in accordance with the terms of clause 11(4)(a) of this agreement.

4.       salary

During the continuance of his employment, the Company shall pay to the Executive a base salary at the rate of GBP 400,000 per annum (the "Base Salary") which is to be paid in the same manner as other senior executives of the Company. Any increase in the Base Salary, and any bonuses to be paid to the Executive, shall be in the sole discretion of the Board, provided, however, that the Company shall pay the Executive a minimum annual bonus of GBP 200,000 during each year of service rendered under this agreement.

5.       other benefits

The Executive shall be entitled to the following benefits (collectively, the "Benefits"):

     (1) Subject to the rules of the relevant plan, the Executive shall be entitled to participate in any profit-sharing, pension, group medical, dental, disability and life insurance and other similar benefit plans presently in effect (for example, the News International Executive
          Plan) or subsequently adopted by the Company applicable to senior executives of the Company.

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     (2)  Subject to the rules of the relevant scheme, the Executive shall be entitled to participate in any share option or share purchase scheme presently in effect or subsequently adopted by the Company applicable to senior executives of the Company.

     (3) In order to facilitate the Executive's performance of his duties, the Company shall:

          (a) provide the Executive with the use of (i) an automobile in England and (ii) a flat in London; and

          (b) provide the Executive with an annual allowance of GBP 40,000 for continuing expenses incurred as a result of the relocation from Israel to the United Kingdom, payable semi-annually on 1st February and 1st August of every year of the Term; and

          (c) the Company agrees, with regard to (a) and (b) above, to assume all of the expenses in connection therewith other than any tax which is payable as a result of the grant of these benefits.

6.       travelling and other expenses

The company shall reimburse the executive (on production of such evidence as the board may reasonably require) the amount of all travelling and other expenses properly and reasonably incurred by him in the discharge of his duties.

7.       holidays

The Executive shall be entitled to 24 Working Days' paid holiday in each calendar year of his employment to be taken at those times which are appropriate to the business of the Company.

8.       confidential information

(1) The Executive hereby recognises, acknowledges and agrees that all information related to the business of any Group Company that is marked proprietary or confidential or bears a marking of like import, or that the Company states is to be considered proprietary or confidential, or that would logically be considered proprietary or confidential under the circumstances of its disclosure, received or learned by the Executive in connection with the performance of his duties under this agreement or any previous agreement with any Group Company is secret, confidential, proprietary and unique and that such information includes, without limitation, current and prospective research data, current or prospective customer lists, information with respect to customer requirements and practices, sales methods and ideas, documents, records and contract forms. The Executive further recognises, acknowledges and agrees that all such information, whether conceived by the Company, the Executive or any other person, (hereinafter referred to as the "Information") is the exclusive property of the Company, that the continued success of the Company depends upon its ability to preserve the confidentiality of such Information, that such Information has been or will be made known to the Executive in confidence in connection with his duties under this agreement, that he is a fiduciary to such Information and disclosure or use of such Information by the Executive other than for the sole and exclusive benefit of the Company would be wrongful and could cause irreparable harm to the Company.

(2) In view of the foregoing, without the prior written direction of the Company and other than to further the Company's business, or except as ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law:

     (a) the Executive shall not, at any time, during or after the Term, expressly or impliedly disclose any of such Information to any person, group or entity, for any reason or purpose whatsoever;

     (b) the Executive shall not, at any time, during or after the Term, use any such Information himself other than in the performance of his duties under this agreement; and

     (c) upon any cancellation, termination or expiration of the Appointment, the Executive shall immediately surrender and deliver to the Company all specifications, calculations, formulae, processes, records, manuals, books, forms, documents, letters, notes, notebooks, reports, data tables or copies of the foregoing, and all other information of the Company, including without limitation, all documents and materials that contain any information of the Company that are in his possession or under his control, and shall not retain in his possession any such documents or materials or copies thereof without the prior express written consent in each instance of the Company.

(3) Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

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9.       intellectual property

(1) In this clause "Intellectual Property Right" means a formula, process, invention, improvement, utility model, trade mark, service mark, business name, copyright, design right, patent, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

     (a) relates to or is useful in connection with the business or any product or service of a Group Company; and

     (b) is invented, developed, created or acquired by the Executive (whether alone or jointly with any other person) during the period of the Appointment or his previous employment with any Group Company.

(2) Subject to the provisions of the Patents Act 1977, the entire interest of the Executive in any Intellectual Property Right shall, as between the Executive and the Company, become the property of the Company as absolute beneficial owner without any payment to the Executive for it.

(3) The Executive shall promptly communicate in confidence to the Company full particulars of any Intellectual Property Right (whether or not it is vested in the Company pursuant to subclause (2) above or otherwise) and the Executive shall not use, disclose to any person or exploit any Intellectual Property Right belonging to the Company without the prior written consent of the Board.

(4) With respect to any Intellectual Property Right which is not vested in the Company pursuant to subclause (2) above or otherwise, the Executive shall negotiate in good faith with the Board with a view to the Company acquiring all the Executive's right, title and interest in that Intellectual Property Right and, unless the Board has declined in writing to negotiate or acquire such Intellectual Property Right, the Executive shall not jeopardise the grant of any registration in respect of that Intellectual Property Right by any public or non-confidential disclosure for a period of three months from the date on which full particulars of it are communicated to the Board.

(5) The Executive shall, at the request of the Board and expense of the Company, prepare and execute such instruments and do such other acts and things as may be necessary or desirable to enable the Company or its nominee to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Board or its nominee and to enable the Company to exploit any Intellectual Property Right vested in the Company to best advantage.

(6) The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

(7) The Executive hereby waives all of his moral rights (as defined in the Copyright Designs and Patents Act 1988) in respect of any act of the Company and any act of a third party done with the Company's authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

(8) The obligations of the Executive under subclauses (2) to (7) above shall continue to apply after the termination of the Appointment (whether terminated lawfully or not). Each of those obligations is enforceable independently of each of the others and its validity shall not be affected if any of the others is unenforceable to any extent.

10.      gratuities and codes of conduct

(1) The Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with any Group Company.

(2) The Executive shall comply with all codes of conduct from time to time adopted by the Board and with all applicable rules and regulations of any relevant regulatory authority.

11.      termination of appointment

(1) The Executive's employment under this agreement shall terminate upon his death.

(2) The Board will be entitled to terminate the employment of the Executive summarily and without any breach of this agreement by the delivery of a Notice of Termination to the Executive if he:

     (a) becomes of unsound mind or is, or may be, suffering from mental disorder and either:

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          (i)  he is admitted to a hospital for treatment; or

          (ii) an order is made by any competent court for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs; or

     (b) is unable properly to perform his duties by reason of ill-health, accident or otherwise for a period or periods aggregating at least 120 Working Days in any period of 12 consecutive months; or

     (c) fails or neglects efficiently and diligently to discharge his duties or is guilty of any serious or repeated breach of his obligations under this agreement (including any consent granted under it); or

     (d) is guilty of serious misconduct or any other conduct which affects or is likely to affect prejudicially the interests of the Company or the Group or is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

     (e) becomes bankrupt or makes any arrangement or composition with his creditors; or

     (f) is disqualified from being a director of any company by reason of an order made by any competent court; or

     (g) is guilty of any breach or non-observance of any code of conduct, rule or regulation referred to in clause 10(2) or fails or ceases to be registered (where such registration is, in the opinion of the Board, required for the performance of his duties) by any regulatory body in the United Kingdom or elsewhere.

(3) The Executive, at his option, may terminate his Appointment without any breach of this agreement in the event of a breach of this agreement by the Company, which breach, if curable, is not cured within thirty days after written notice specifying such breach.

     Any termination of his Appointment by the Executive shall be communicated by a written Notice of Termination to the Company.

(4) On the termination of the Appointment in any way (whether lawfully or otherwise) the Executive shall immediately:

     (a) resign all offices held by him in any Group Company (without prejudice to the rights of any party arising out of this agreement or the termination of the Appointment);

     (b) to the extent applicable, return the car and its keys to the Company at such place as the Board shall nominate for the purpose; and

     (c) deliver to the Company Secretary all property in his possession, custody or under his control belonging to any Group Company including (but not limited to) business cards, credit and charge cards, security and computer passes, original and copy documents or other media on which information is held in his possession relating to the business or affairs of any Group Company.

(5) If the Executive does not resign any office held by him in any Group Company when required to do so under this agreement the Board is irrevocably authorised to appoint some person in his name and on his behalf to do all such things and execute all such documents as may be necessary for or incidental to giving effect to his resignation of that office.

(6) With effect from the Date of Termination of the Appointment, all the rights and obligations of the parties under this agreement shall cease except for those which are expressed to continue after that date and except in relation to any breach of any provision of this agreement before that date. Termination of the Appointment shall not prejudice any other rights of the Company.

12.      compensation upon termination

(1) During any period that the Executive fails to perform his duties under this agreement as a result of incapacity and disability due to the reasons set forth in paragraph (a) or (b) of clause 11(2), the Company shall continue to pay the Executive his full Base Salary, the Benefits or payments on account of the Benefits, less the amount of any proceeds from disability policies paid for by the Company, until the Executive returns to his duties or until the Executive's Appointment is terminated pursuant to paragraph
     (a) or (b) of clause 11(2). Such payments, together with any payments to which the Executive is entitled by reason of his participation in any disability benefit plan, shall fully discharge the obligations of the Company under this agreement and the Company shall be under no obligation to provide any further compensation to the Executive.

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(2)  If the Executive's Appointment shall be terminated for Cause, the Company shall pay the Executive his full Base Salary and provide the Benefits or payments on account of the Benefits up to the Date of Termination, subject to the Company's right to set off amounts owed to it by the Executive.

(3) If the Executive's Appointment shall be terminated by the Company other than for the reasons set forth in clauses 11(1) or (2) or if terminated by the Executive pursuant to clause 11(3), the Executive shall become entitled to a lump sum severance payment equal to the Executive's Base Salary, as in effect immediately prior to such termination, which payment shall fully discharge the obligations of the Company under this agreement and the Company shall be under no obligation to provide any further compensation to the Executive.

13.      protective covenants
(1)      In this clause:

     (a) "Termination Date" means the date on which the Appointment is terminated by the Executive voluntarily or by the Company for Cause; and

     (b) references to a Group Company include its successors in business where the succession occurs after the Termination Date.

(2) The Executive shall not for a period of twelve months after the Termination Date be concerned in any business which is carried on in the United Kingdom which is competitive or likely to be competitive with any business carried on at the Termination Date by the Company or a Group Company and with which the Executive was actively involved during the course of his employment within the twenty-four months ending on the Termination Date. For this purpose, the Executive is concerned in a business if:

     (a)  he carries it on as principal or agent; or

     (b) he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

     (c) he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

     (d) he is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business;

     disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Investment Exchange if that person, the Executive and any person connected with him (within the meaning of section 839 of the Income and Corporation Taxes Act 1988) are interested in securities which amount to less than five per cent. of the issued securities of that class and which, in all circumstances, carry less than five per cent. of the voting rights (if any) attaching to the issued securities of that class.

(3) The Executive shall not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of twelve months after the Termination Date (except on behalf of the Company or a Group Company) canvass or solicit business or customers for goods of similar type to those being manufactured or dealt in or services similar to those being provided by the Company or a Group Company at the Termination Date, and with which the Executive was actively involved in the course of his employment during the twenty-four months ending on the Termination Date, from any person who has been at any time during the twenty-four months ending on the Termination Date a customer of the Company or a Group Company and with whom the Executive was actively involved in the course of his employment within the twenty-four months ending on the Termination Date.

(4) The Executive shall not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of twenty-four months after the Termination Date induce or attempt to induce any supplier of the Company or a Group Company, with whom the Executive was actively involved in the course of his employment within the twenty-four months ending on the Termination Date, to cease to supply, or to restrict or vary the terms of supply to, the Company or the Group Company or otherwise interfere with the relationship between such a supplier and the Company or the Group Company.

(5) The Executive will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of twelve months after the Termination Date induce or attempt to induce any senior employee (being an employee engaged in an executive, managerial, technical or professional capacity) of the Company or Group Company who is engaged in any business or activity carried on by the Company or Group Company at the Termination Date, and with whom the Executive within the twenty-four months ending on the Termination Date had material dealings in the course of his employment, to leave the employment of the Company or Group Company (whether or not this would be a breach of contract by the employee).

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(6)  Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

(7) The Executive acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Company and the Group.

14.      general

(1) All other agreements or arrangements between the Executive and any Group Company relating to the employment of the Executive dated on or before the date immediately prior to the date of this agreement (including the Service Agreement effective as of 1st January, 1997 between the Executive and the Company) shall cease to have effect provided, however, that:

     (a) the Executive shall retain any options granted to him (i) by the Company or (ii) by The News Corporation Limited ("TNCL") in accordance with the terms of The News Corporation Share Option Plan; and

     (b) the Non-Competition Agreement dated as of 9th December, 1996, as amended, by the Executive in favour of the Company and the Guaranty Agreement dated as of 9th December, 1996, as amended, by TNCL in favour of the Executive shall continue in full force and effect.

(2) No waiver or modification of the terms or provisions of this agreement shall be valid unless in writing signed by both parties and then only to the extent therein set forth.

(3) The covenants on the part of the Executive in clauses 8 and 13 are for the benefit of both the Company itself and as trustee for each other Group Company, but no waiver, modification or termination of the terms or provisions of this agreement shall require the consent of any Group Company (except the Company).

(4) This agreement shall be governed by and construed in accordance with English law.

15.      notices

(1) Any notice or other document to be served under this agreement may, in the case of the Company, be delivered or sent by first class post or telex or facsimile process to the Company at its registered office for the time being, with a copy to The News Corporation Limited, 1211 Avenue of the Americas, New York, New York 10036, Attention: Arthur M. Siskind, Senior Executive Vice President and Group General Counsel, and, in the case of the Executive, may be delivered to him or sent by first class post to his usual or last known place of residence.

(2)  Any such notice or other document shall be deemed to have been served:

     (a)  if delivered, at the time of delivery;

     (b) if posted, at 10.00 a.m. on the second Working Day after it was put into the post; or

     (c) if sent by telex or facsimile process, at the expiration of two hours after the time of despatch, if despatched before 3.00 p.m. on any Working Day, and in any other case at 10.00 a.m. on the Working Day following the date of despatch.

(3) In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or other document was properly addressed and posted as a pre-paid first class letter or that the telex or facsimile message was properly addressed and despatched as the case may be.

16.      severability

The conditions and provisions herein set forth shall be severable, and if any condition or provision or portion thereof shall be held invalid or unenforceable, then said conditions or provisions shall not in any manner affect any other condition or provision and the remainder of this agreement and every clause of it construed without regard to said invalid condition or provision, shall continue in full force and effect.

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17.      assignment

Neither party shall have the right to assign the Executive's rights and obligations with respect to his actual employment duties without the prior consent of the other party.


AS WITNESS the hands of the Executive and of a duly authorised representative of the Company on the date which appears first on page 1.


SIGNED by                           )
on behalf of                        )
NDS Group plc                       )
in the presence of:                 )



SIGNED by                           )
Abraham Peled                       )
in the presence of:                 )



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                                    SCHEDULE

The following constitutes the statement of the particulars of the Executive's employment issued pursuant to the Employment Rights Act 1996. The particulars are those which apply on the date of this agreement:


Name of employer                                           the Company as defined on page 1 above.

Name of employee                                           the Executive as defined on page 1 above.

Date of commencement of employment                         see clause 2(1).

Date of commencement of continuous period of employment    the Executive's previous employment with the Company
(if different from above)                                  and News America Publishing Incorporated shall be
                                                           treated as part of his continuous period of
                                                           employment.  Accordingly the date of commencement of
                                                           the Executive's continuous period of employment is
                                                           1st July, 1995.

Scale or rate of remuneration or method of calculating     see clause 4(1).
remuneration

Intervals at which remuneration is paid                    see clause 4(1).

Hours of work                                              there are no fixed hours of work - see clause 3(4).
                                                           The Executive agrees that Regulations 4(1) and (2),
                                                           6(1), (2) and (7), 10(1), 11(1) and (2) and 12(1) of
                                                           the Working Time Regulations 1998 (48 hour week,
                                                           night work, rest periods etc) do not apply to the
                                                           Appointment.

Holidays (including public holidays) and holiday pay       see clause 7.

Sickness or injury and sick pay                            see clause 11(2)(a) and (b) and clause 12(1).

Pension                                                    see clause 5(1).  A contracting out certificate
                                                           within the meaning of Part III of the Pension Schemes
                                                           Act 1993 is not in force.

Notice                                                     see clause 15.

Job title                                                  President and Chief Executive Officer with such
                                                           responsibilities and functions as may be assigned to
                                                           the Executive from time to time by the Board.

Place of work                                              see clause 3(4).  The employer's address is as stated
                                                           on page 1 above.

Collective agreements                                      the Company is not a party to any collective
                                                           agreement which affects the Executive's employment.

Working overseas                                           see clause 3(4) and clause 4(2).

Discipline and grievance procedure                         there are no specific disciplinary rules applicable
                                                           to the Executive's employment.  If the Executive is
                                                           dissatisfied with any disciplinary decision or seeks
                                                           to redress any grievance relating to his employment,
                                                           he should apply in writing to the Board and the Board
                                                           shall endeavour to propose a solution within 14 days.

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